FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT:
April 30, 2010	Evan N. Zeppos (414) 276-6237 or (414) 491-6610

CIBM BANK ENTERS INTO FDIC/IDFPR AGREEMENT
SIMILAR TO PRE-MERGER PACT

CEO Says Bank Already In Compliance; 2009 Merger Required Adjustment to Reflect Consolidation

PEWAUKEE, Wis. – Bank holding company CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH.PK) has announced that its subsidiary, CIBM Bank, has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) and the Illinois Department of Financial & Professional Regulation (IDFPR). The agreement, effective April 29, 2010, is similar to the order the company’s former subsidiary, Marine Bank, was subject to prior to its merger with Central Illinois Bank.

Marine Bank merged into Central Illinois Bank in June 2009 and the consolidated bank was renamed CIBM Bank in August 2009. “The agreement that had been in place for Marine Bank was applied to the consolidated bank by the FDIC, but a new order was required to make the State of Illinois a party to the agreement,” said John Hickey, Jr., President and CEO of CIBM Bank.

Hickey said that the agreement contains nearly identical language as the previous pact between regulators and the bank, as well as a provision requiring the bank to conduct a management study and implement the results; a provision that outlines the responsibilities of the Board of Directors and the reports they should review on a monthly basis; and a requirement that the bank adhere to all regulatory guidance related to credit concentrations.

“This is a procedural step and very little is different. We will continue to maintain our compliance with the terms of all bank regulatory orders and regulations. Continuing this order on the consolidated bank was anticipated and will not alter our operations or regulatory reporting,” said Hickey.

The bank holding company late last year received court approval for a reorganization plan that significantly improved its capital ratio, reduced its debt and cut annual interest expense going forward. Additionally, last month, the holding company reported net income for 2009 of $13.7 million after recording an extraordinary gain of $54.5 million resulting from the reorganization.

“Our bank is in a safe and secure position, and we have the capital and resources needed to maintain that position,” Hickey added. “The steps we have taken are consistent with our continuing efforts to improve asset quality, increase operating efficiencies and improve our core banking business. Our bank remains adequately capitalized, and we believe we are on the right path to improve performance going forward,” Hickey said.

CIB Marine Bancshares, Inc. is the holding company for CIBM Bank. The one-bank holding company has 17 banking offices in Central Illinois, Wisconsin, Indiana and Arizona. More information on the company is available at www.cibmarine.com.

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2009.

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